Exhibit 99.1

THE BANK OF KENTUCKY FINANCIAL CORPORATION

ANNOUNCES SECOND QUARTER EARNINGS

Earnings per share up 6% for the first six months of 2008

CRESTVIEW HILLS, KENTUCKY, July 21, 2008 – The Bank of Kentucky Financial Corporation (the “Company”) (OTC/BB: BKYF), the holding company of the Bank of Kentucky, Inc. (the “Bank”), today reported its earnings for the second quarter and the six months ended June 30, 2008. For the second quarter and the first six months of 2008, the Company reported an increase in diluted net income per share of 6% for the year, and a decrease of 4% for the second quarter, as compared to the same periods in 2007. The second quarter results included the impact of an additional $1,300,000 in provision for loan losses as compared to the second quarter of 2007. Contributing to this increase in the provision for loan losses were higher levels of charge-offs and non-performing loans in the second quarter of 2008 as compared to the same period in 2007, and management’s concerns over the declining housing market and overall deteriorating economic conditions. The increased provision for loan losses was partially offset by a $1,023,000 (11%) increase in net interest income. The increase in net interest income was the result of the growth in average earning assets by $129 million, as compared to the second quarter of 2007. The second quarter results included the impact of the acquisition of FNB Bancorporation, Inc. and its subsidiary, First Bank of Northern Kentucky, Inc. (“First Bank”), which was completed on May 18, 2007.

A summary of the Company’s results follows:

Second Quarter ended June 30,	2008	2007	Change
Net income	$2,627,000	$2,848,000	(8)%
Net income per share, basic	$0.47	$0.49	(4)%
Net income per share, diluted	$0.47	$0.49	(4)%

Six Months ended June 30,	2008	2007	Change
Net income	$5,131,000	$5,005,000	3%
Net income per share, basic	$.91	$.87	5%
Net income per share, diluted	$.91	$.86	6%

Net interest income increased $1,023,000, or 11% in the second quarter of 2008, as compared to the same period in 2007, while the net interest margin decreased from 3.67% in the second quarter of 2007 to 3.63% in the second quarter of 2008. While the net interest margin decreased slightly as compared to 2007 levels, the margin increased 19 basis points from the 3.44% net interest margin of the first quarter of 2008. The increase in net interest income from the first quarter of 2008 was the result of the continued decrease in funding cost. In the first quarter of 2008, the Federal Reserve Bank’s 200 basis point reduction in short term rates put pressure on the net interest margin. As this reduction tended to reduce interest income more swiftly than interest expense, although the second quarter of 2008 saw the reduction in funding cost retrieve some of the lost margin from the rate decreases.

The provision for loan losses increased by $1,300,000 (433%) in the second quarter of 2008 compared to the same period in 2007. Contributing to this increase were higher levels of charge-offs and non-performing loans in the second quarter of 2008, as compared to the same period in 2007, and management’s concerns over the declining housing market and overall deteriorating economic conditions. The Company recorded $1,321,000 in net charge-offs in the second quarter of 2008 as compared to $11,000 in net recoveries in the second quarter of 2007. The majority of the loans charged-off in the second quarter of 2008 were reserved for in previous periods. The Company’s non-performing loans as a percentage of total loans were 1.24% at June 30, 2008, which was above the level as of June 30, 2007, when the percentage was 1.11% and the annualized net charge-offs to average loans increased from (.01%) in the second quarter of 2007 to .54% in the second quarter of 2008.

Non-interest income decreased 1% ($53,000) in the second quarter of 2008, as compared to the same period in 2007, while non-interest expense increased 1% ($63,000) from the same period last year. Contributing to the decrease in non-interest income was $201,000 in write-downs of other real estate owned (real estate acquired through foreclosures) and a $133,000 (45%) decrease in gains on the sale of mortgage loans. Non-interest expense in the second quarter of 2008 included a $103,000 (3%) decrease in salaries and employee benefits expense as compared to the second quarter of 2007. The reduction in salaries and benefits was the result of $386,000 (70%) decrease in accruals for the bonus and profit sharing plans. Non-interest expense in the second quarter of 2008 included an additional $103,000 in the amortization of intangible assets acquired with the First Bank acquisition, as compared to the same period in 2007.

Total assets were $1.208 billion at the end of the second quarter of 2008, which was $66 million or 6% higher than the same date a year ago. Total loans grew $74 million or 8% from June of 2007 and were funded by an increase in deposits of $51 million or 5%. Total borrowing increased $10.4 million or 17% from June of 2007. Contributing to the increase in borrowing, was a $20 million subordinated debt facility that was entered into in March of 2008, the proceeds of which the Company used to redeem $17 million of outstanding trust preferred securities in previously issued in 2002.

The Bank of Kentucky Financial Corporation

Selected Consolidated Financial Data

(Dollars in thousands, except per share data)

	Second Quarter Comparison				Six months ended June 30, Comparison
	6/30/08	6/30/07	% Chg		6/30/08	6/30/07	% Chg
Income Statement Data
Interest income	$17,041	$18,414	(7)%		$35,551	$35,939	(1)%
Interest expense	6,924	9,320	(26)%		15,827	18,078	(12)%

Net interest income	10,117	9,094	11%		19,724	17,861	10%
Provision for loan losses	1,600	300	433%		2,400	950	153%

Net interest income after provision for loan losses	8,517	8,794	(3)%		17,324	16,911	2%
Non – interest income	3,657	3,710	(1)%		7,211	6,982	3%
Non – interest expense	8,392	8,329	1%		17,132	16,626	3%

Net income before income taxes	3,782	4,175	(9)%		7,403	7,267	2%
Provision for income taxes	1,155	1,327	(13)%		2,272	2,262	0%

Net income	2,627	2,848	(8)%		5,131	5,005	3%

Per Share Data
Basic earnings per share	$0.47	$0.49	(8)%		$0.91	$0.87	5%
Diluted earnings per share	0.47	0.49	(4)%		0.91	0.86	6%
Cash dividends declared	0.00	0.00	(4)%		0.26	0.22	18%
Earnings Performance Data
Return on equity	11.17%	12.85%	(168	)bps	11.03%	11.44%	(47	)bps
Return on assets	.87%	1.06%	(19	)bps	.85%	.95%	(10	)bps
Net interest margin	3.63%	3.67%	(4	)bps	3.55%	3.69%	(15	)bps
Balance Sheet Data
Investments					$101,142	$97,463	4%
Total loans					982,916	909,377	8%
Allowance for loan losses					9,099	8,664	5%
Total assets					1,208,176	1,142,083	6%
Total deposits					1,031,990	980,888	5%
Total borrowings					70,555	60,064	17%
Stockholders’ equity					95,514	90,146	6%
Shares Outstanding					5,606,607	5,764,102	(3)%

	Five-Quarter Comparison
	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Income Statement Data
Net interest income	$10,117	$9,607	$9,694	$9,681	$9,094
Provision for loan losses	1,600	800	525	100	300

Net interest income after provision for loan losses	8,517	8,807	9,169	9,581	8,794

Service charges and fees	2,327	1,870	2,157	2,117	2,119
Gain on sale of real estate loans	165	436	227	202	298
Trust fee income	283	292	292	266	257
Bankcard transaction revenue	500	433	437	409	421
Other non-interest income	382	523	431	523	615

Total non-interest income	3,657	3,554	3,544	3,517	3,710

Salaries and employee benefits expense	3,979	4,296	4,166	4,119	4,082
Occupancy and equipment expense	1,183	1,212	1,178	1,158	1,094
Data processing expense	339	360	378	352	372
State bank taxes	420	400	300	300	307
Amortization of intangible assets	333	352	352	347	230
Other non-interest expenses	2,138	2,120	2,117	2,326	2,244

Total non-interest expense	8,392	8,740	8,491	8,602	8,329

Net income before income tax expense	3,782	3,621	4,222	4,496	4,175
Income tax expense	1,155	1,117	1,137	1,455	1,327

Net income	2,627	2,504	3,085	3,041	2,848

Per Share Data
Basic earnings per share	$0.47	$0.44	$0.54	$0.53	$0.49
Diluted earnings per share	0.47	0.44	0.54	0.53	0.49
Cash dividends declared	0.00	0.26	0.00	0.24	0.00
Weighted average shares outstanding
Basic	5,613,530	5,658,002	5,704,610	5,745,799	5,770,536
Diluted	5,615,496	5,670,435	5,721,841	5,767,876	5,797,269
Earnings Performance Data
Return on equity	11.17%	10.77%	13.26%	13.32%	12.85%
Return on assets	.87%	.83%	1.01%	1.05%	1.06%
Net interest margin	3.63%	3.44%	3.46%	3.65%	3.67%
Net interest margin (tax equivalent)	3.68%	3.48%	3.50%	3.68%	3.71%

	6/30/08	3/31/08	12/31/07	9/30/07	6/30/07
Balance Sheet Data
Investments	$101,142	$111,204	$168,299	$103,073	$97,463
Total loans	982,916	960,737	949,714	920,756	909,377
Allowance for loan losses	9,099	8,820	8,505	8,755	8,664
Total assets	1,208,176	1,238,643	1,232,724	1,154,181	1,142,083
Total deposits	1,031,990	1,041,852	1,062,079	988,738	980,888
Total borrowings	70,555	92,415	65,129	62,418	60,064
Stockholders’ equity	95,514	93,596	93,485	91,060	90,146
Shares Outstanding	5,606,607	5,624,607	5,684,207	5,720,382	5,764,102
Average Balance Sheet Data
Average investments	$110,174	$123,958	$121,373	$99,085	$83,837
Average other earning assets	38,578	46,825	56,158	40,476	48,537
Average loans	971,573	953,592	934,089	913,500	860,607
Average earning assets	1,120,325	1,124,375	1,111,620	1,053,061	992,981
Average assets	1,214,158	1,218,466	1,208,352	1,144,792	1,078,645
Average deposits	1,030,671	1,044,996	1,040,376	987,842	934,833
Average interest bearing deposits	887,201	910,592	897,253	848,048	799,927
Average interest bearing transaction deposits	523,734	537,275	524,679	476,159	448,103
Average interest bearing time deposits	363,467	373,317	372,574	371,889	351,824
Average borrowings	72,707	63,791	61,330	58,554	43,864
Average interest bearing liabilities	959,908	974,383	958,583	906,602	843,791
Average stockholders equity	94,556	93,541	92,273	90,603	88,869
Asset Quality Data
Allowance for loan losses to total loans	.93%	.92%	.90%	.95%	.95%
Allowance for loan losses to non-performing loans	74%	75%	94%	100%	86%
Nonaccrual loans	$9,745	$8,744	$6,389	$5,860	$6,766
Loans – 90 days past due & still accruing	2,490	3,066	2,658	2,928	3,329

Total non-performing loans	12,235	11,810	9,047	8,788	10,095

OREO and repossessed assets	3,474	4,373	4,117	4,276	3,777
Total non-performing assets	15,709	16,183	13,164	13,064	13,872

Non-performing loans to total loans	1.24%	1.23%	.95%	.95%	1.11%
Non-performing assets to total assets	1.30%	1.31%	1.07%	1.14%	1.22%
Annualized charge-offs to average loans	.54%	.20%	.33%	.00%	(.01)%
Net charge-offs	$1,321	$485	$774	$9	$(11)

About BKFC

BKFC, a bank holding company with assets of approximately $1.208 billion, offers banking and related financial services to both individuals and business customers. BKFC operates twenty-eight branch locations and forty-one ATMs in the Northern Kentucky market.

For more information contact:

Martin Gerrety

Executive Vice President and CFO

(859) 372-5169

mgerrety@bankofky.com

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